CERTIFIED

                           R E S O L U T I O N

                        AMEND BY-LAWS OF COMPANY

              Board of Directors of Winn-Dixie Stores, Inc.

                             October 6, 1993

WHEREAS, under Article XXIV of the By-Laws of the Corporation, the By-Laws may be amended by a majority vote of the Board of Directors at any regular meeting, if notice of the proposed amendment is contained in the notice of the meeting; and

WHEREAS, all of the members of the Board of Directors have received notice of the meeting of the Board of Directors being held on Wednesday, October 6, 1993, as provided under Sub-Section
1, Article XXIII (Notices) of the By-Laws of the Company;

NOW THEREFORE, BE IT RESOLVED, that the first sentence of Section 2 of Article IV (Directors) of the By-Laws of this Corporation shall be and the same is hereby amended by deleting it in its entirety and substituting in lieu thereof a new first sentence of
Section 2 of Article IV reading as follows:

         "The Board of Directors shall consist of eleven (11) members who shall be divided into three classes, with the number of directors in each class to be as nearly equal as possible."

AND FURTHER RESOLVED, that any and all previous resolutions in conflict herewith are hereby rescinded.

AND FURTHER RESOLVED, that the Secretary of the Corporation shall be and he is hereby authorized and directed to take such action as shall be necessary or desirable to give effect to the above amendment to the By-Laws of the Corporation and properly to certify the same.

                       * * * * * * * * * * * * * *

         I, Wayne E. Ripley, Jr., Secretary of Winn-Dixie Stores, Inc., a Florida Corporation, do hereby certify that the foregoing is a true, correct and complete copy of resolution adopted by the Board of Directors of Winn-Dixie Stores, Inc., at the Annual Meeting of the Board, duly called and legally held on October 6, 1993, at Jacksonville, Florida, that the meeting was attended by a quorum of the Board; and that the resolution is entered upon the regular minute book of the Corporation and is now in full force and effect.

         IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of the Corporation, at Jacksonville, Florida, this 6th day of October, 1993.




                              _________________________
                                  Wayne E. Ripley, Jr.


(CORPORATE SEAL)
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